Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251098) of Carter Bankshares, Inc. (as successor to Carter Bank & Trust) pertaining to the 2018 Omnibus Equity Incentive Plan, of our report dated March 14, 2019 with respect to the consolidated financial statements of Carter Bankshares, Inc. for the year ended December 31, 2018, included in this Annual Report (Form 10-K) of Carter Bankshares, Inc. for the year ended December 31, 2020.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Roanoke, Virginia
March 12, 2021